UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 23, 2007
NATIONAL CITY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10074	34-1111088

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 East Ninth Street, Cleveland, Ohio	44114-3484

(Address of Principal Executive Offices)	(Zip Code)
(216) 222-2000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
National City Corporation (“National City”) announced that Peter E. Raskind has been elected chief executive officer, succeeding David A. Daberko. Mr. Daberko will remain as chairman of the Board of Directors until his retirement at the end of 2007. In December of 2006, Mr. Raskind was elected president and appointed to the Board of Directors.
Mr. Raskind, 50, joined National City in September 2000 as the head of Consumer Finance, where he was responsible for National City’s consumer lending business. His responsibilities later expanded to include Retail Banking and National City’s mortgage business. Mr. Raskind was appointed vice chairman in December 2004 and served as an executive vice president prior to that time. Upon his election as president, Mr. Raskind assumed responsibility for most of National City’s corporate banking operations and wealth management operations.
Mr. Raskind and certain of his family members have engaged in lending and other ordinary banking transactions with National City and its subsidiaries. All of these transactions were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to National City and do not involve more than the normal risk of collectibility or present other unfavorable features.
Mr. Raskind is a party to various plans, arrangements and contracts with National City. Mr. Raskind has entered into a Severance Agreement with National City providing for certain benefits in the event of a change in control of National City. Mr. Raskind received a performance award agreement pursuant to which he is eligible to receive restricted stock units pending the achievement of specified performance criteria. Mr. Raskind also received a retention/non-compete award agreement pursuant to which he will be vested in restricted stock units over a four-year period and under which he has agreed to certain non-compete provisions. Mr. Raskind also participates in the National City Management Incentive Plan for Senior Officers and the National City Long-Term Cash and Equity Incentive Plan, which provide for the payment of cash and stock upon the achievement of certain incentive goals, and has received grants of restricted stock and stock options pursuant to award agreements. Mr. Raskind also participates in the National City Senior Executive Retirement Plan, which provides retirement benefits in excess of the qualified plan limits.
Under a CEO Post-Retirement Office Plan, National City will provide Mr. Daberko with an office for personal and business use, access to telephone, copy machine, fax and other reasonable office equipment, and administrative support. The benefits will begin upon Mr. Daberko’s retirement and continue until no later than the 10th anniversary of his retirement date.

Additionally, the board of directors approved changes to the board’s compensation. Currently, each director re-elected to the board is awarded 2,000 shares of National City common stock. Commencing with the 2008 Annual Meeting, each director re-elected to the board will be awarded National City common stock valued at $100,000, instead of 2,000 shares, subject to transfer restrictions under the Long-Term Cash and Equity Incentive Plan. The value of the shares will be based upon the average closing price for the month of December of the year preceding the grant. The board also eliminated the annual award to each director under the National City Board of Directors Long-Term Incentive Compensation Plan, which provides for an award for each director ranging from zero to a maximum of $48,000. The final payout under this plan will be for the 2007 fiscal year.
A copy of the news release announcing Mr. Raskind’s appointment and Mr. Daberko’s retirement is attached hereto as Exhibit 99.1 and incorporated herein. A copy of the CEO Post-Retirement Office Plan is attached hereto as Exhibit 99.2 and incorporated herein. A Summary of Non-employee Directors’ Compensation is attached hereto as Exhibit 99.3 and incorporated herein.
Summary of Non-employee Directors’ Compensation
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired: Not applicable
(b) Pro Forma Financial Information: Not applicable
(c) Shell Company Transactions: Not applicable
(d) Exhibits:	99.1 — News Release 99.2 — CEO Post-Retirement Office Plan 99.3 — Summary of Non-employee Directors’ Compensation
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National City Corporation

(Registrant)

Dated: July 25, 2007	By	/s/ Carlton E. Langer

Carlton E. Langer, Vice President and Assistant Secretary

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